Exhibit 99(a)

CERTIFICATE OF INCORPORATION

OF

OAKTREE FINANCE CORP.

ARTICLE I

NAME

Section 1.1             The name of the Corporation is Oaktree Finance Corp. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE

Section 2.1             The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808 in the County of New Castle.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1             The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

ARTICLE IV

SHARES

Section 4.1             Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is [two] hundred million (200,000,000) shares of which the Corporation shall have authority to issue [two] hundred million (200,000,000) shares of common stock (the “Common Shares”), each having a par value of one one-thousandth of a dollar ($0.001), and [one] hundred million (100,000,000) shares of preferred stock (the “Preferred Shares” and together with the Common Shares, the “Shares”), each having a par value of one one-thousandth of a dollar ($0.001).

Section 4.2             Common Shares.

(a)           Voting Rights.  Except as otherwise required by law or this Certificate of Incorporation, holders of record of Common Shares shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.

(b)           Dividends.  Holders of Common Shares shall be entitled to receive proportionately, when, as and if declared by the board of directors of the Corporation (the “Board of Directors”), out of the  assets of the Corporation legally available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c)           Liquidation, Dissolution or Winding Up.  In the event of a dissolution, liquidation or winding up of the affairs of the Corporation (“Liquidation”), holders of Common Shares shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive, after payment of all of the liabilities of the Corporation and redemption or other retirement of all of the Preferred Shares of the Corporation, or after money sufficient therefore shall have been set aside, all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of Common Shares held by them respectively.

Section 4.3             Preferred Shares.

(a)           The Board of Directors is expressly authorized to provide for the issuance of all or any of the Preferred Shares in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.  Any of the foregoing provisions shall be consistent with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) to the extent applicable.

(b)           Each share of each series of the Preferred Shares shall have the same relative rights and be identical in all respects with all the other shares of the same series, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon shall be cumulative.  Except as otherwise provided by law or specified in this ARTICLE IV, any series of the Preferred Shares may differ from any other series with respect to any one or more of the voting powers, designations, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof.

(c)           Before any dividends on any class of stock of the Corporation ranking junior to the Preferred Shares (other than dividends payable in shares of any class of stock of the Corporation ranking junior to the Preferred Shares) shall be declared or paid or set apart for payment, the holders of shares of each series of the Preferred Shares shall be entitled to such dividends, but only if, when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, payable on such dates as may be fixed by or under direction of the Board of Directors or a committee thereof.

(d)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class of stock of the Corporation ranking junior to the Preferred Shares, the holders of the shares of each series of the Preferred Shares shall be entitled to receive payment of, or to have set apart, the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accumulated and not yet paid thereon to the date of final distribution to such holders.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  For the purposes of this paragraph (d), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

(e)           The term “junior stock,” as used in relation to the Preferred Shares, shall mean the Common Shares and any other class of stock of the Corporation hereafter authorized which by its terms shall rank junior to the Preferred Shares as to dividend rights and as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(f)            Before the Corporation shall issue any Preferred Shares of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board of Directors shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its president or a vice-president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the registered office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.

Section 4.4             Acquisition of Shares by the Corporation.  Shares of any series of the Common Shares which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, shall return to the status of authorized but unissued shares of the Common Shares.  Shares of any series of the Preferred Shares which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, shall return to the status of authorized but unissued shares of the Preferred Shares, undesignated as to series, unless otherwise provided in any resolution or resolutions of the Board of Directors.  Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the requirements referred to in subparagraph 4.3(f) above.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1             Classified Board.  At such time that the Initial Public Offering ( as defined below) occurs, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. If required by law, the initial term of office of directors of Class I shall expire at the annual meeting of stockholders in the first year after the Initial Public Offering; that of Class II shall expire at the annual meeting in the second year after the Initial Public Offering; and that of Class III shall expire at the annual meeting in the third year after the Initial Public Offering; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  Beginning at the first annual meeting after the Initial Public Offering and thereafter at each annual meeting, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

“Initial Public Offering” shall mean an initial public offering of the Corporation’s Common Shares registered under the Securities Act of 1933 and the listing of such Common Shares on a national securities exchange.

Section 5.2             Changes.  The Board of Directors, by amendment to the By-laws, is expressly authorized to change the number of directors without the consent of the stockholders to any number not less than two or more than nine and to allocate such number of directors among the classes of directors as evenly as practicable.

Section 5.3             Elections.  Elections of directors need not be by written ballot unless otherwise provided in the By-laws.

Section 5.4             Removal of Directors.  Any director may be removed from office at any time, with cause, by the action of the holders of at least seventy-five percent (75%) of the then outstanding Shares entitled to vote for the election of the respective director.

Section 5.5             Vote Required to Amend or Repeal.  The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE V; provided, however, that if at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors have approved such amendment or repeal, the affirmative vote required for such amendment or repeal shall be a majority of such Shares.

Section 5.6             Vacancies.  Subject to the rights of the holders of any series of Preferred Shares, and unless the Board of Directors otherwise determines, all vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

ARTICLE VI

MANAGEMENT OF THE CORPORATION

Section 6.1             Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2             Liability.  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) to the extent required by the 1940 Act, if applicable.  Any repeal or modification of this Section 6.2 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 6.3             Authorization.  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL and this Certificate of Incorporation.

ARTICLE VII

STOCKHOLDERS MEETINGS

Section 7.1             Special Meetings of Stockholders.  Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or this Certificate of Incorporation, only by the chairman, vice-chairman, chief executive officer or president or by a resolution duly adopted by a majority of the members of the Board of Directors.  The ability of stockholders to call a special meeting of stockholders is hereby specifically denied.

Section 7.2             Action by Written Consent.  Any action required or permitted to be taken by the stockholders must be effected at a duly called Annual or Special Meeting of Stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

Section 7.3             Vote Required to Amend or Repeal.  The affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VII.

ARTICLE VIII

BY-LAWS

Section 8.1             Amend or Repeal By-Laws.  The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws; provided, however, that any adoption, amendment or repeal of the By-laws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the “continuing directors.”  The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Shares entitled to vote in connection with the election of directors of the Corporation.

Section 8.2             Vote Required to Amend or Repeal.  The affirmative vote of the holders of at eighty percent (80%) of the then outstanding Shares  entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VIII.

ARTICLE IX

SPECIAL VOTE

Section 9.1             The conversion of the Corporation from a business development company to a closed-end investment company or from a business development company or a closed-end investment company to an open-end investment company, or a closed-end investment company subject to Rule 23c-3 of the Investment 1940 Act, the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same provisions as described in Sections 5.1, 5.4, 5.5, 5.6, 7.1, 7.2, 8.1, 8.2, 9.1 and 11.1 of this Certificate of Incorporation or the amendment of any of the provisions discussed herein shall require the approval of (i) the holders of at least seventy-five percent (75%) of the then outstanding Shares, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of a majority of the then outstanding Shares of each affected class or series of the Corporation’s capital stock, voting separately as a class or series. Notwithstanding the foregoing, if the Corporation does not complete an Initial Public Offering, the Corporation may at any time thereafter convert from a business development company to a closed-end investment company with the approval required under clause (ii)(A) above and such stockholder approval, if any, as may be required under the 1940 Act.  For purposes of this Certificate of Incorporation, a “continuing director” is a director who (x) (A) has been a director of the corporation for at least twelve months and (B) is not a person or an affiliate or nominee of a person who enters into, or proposes to enter into, a business combination with the Corporation or (y) (A) is a successor to a continuing director, (B) who was appointed to the Board of Directors by at least a majority of the continuing directors and (C) is not a person or an affiliate or nominee of a person who enters into, or proposes to enter into, a business combination with the Corporation.

ARTICLE X

ACTIVITIES IN THE STATE OF DELAWARE

Section 10.1           Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

ARTICLE XI

CERTAIN TRANSACTIONS

Section 11.1           Certain Transactions.

(a)           Notwithstanding any other provision of this Certificate of Incorporation and subject to the exceptions provided in paragraph (d) of this Section, the types of transactions described in paragraph (c) of this Section shall require the affirmative vote or consent of a majority of the Directors then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding Shares of each affected class or series outstanding, voting as separate classes or series, when a Principal Stockholder (as defined in paragraph (b) of this Section) is a party to the transaction.  Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law or by the terms of any class or series of Preferred Shares, whether now or hereafter authorized, or any agreement between the Corporation and any national securities exchange.

(b)           The term “Principal Stockholder” shall mean any corporation, Person (which shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity, other than (i) the Corporation’s investment adviser or its affiliates and (ii) any investment or commercial bank, in its capacity as underwriter to the Corporation or involved in the purchase and sale of investment assets to the Corporation in the normal course of business,  which is the beneficial owner, directly or indirectly of five percent (5%) or more of the outstanding Shares of any outstanding class or series and shall include any affiliate or associate, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.  For the purposes of this Section, in addition to the Shares which a corporation, Person or other entity beneficially owns directly, (a) any corporation, Person or other entity shall be deemed to be the beneficial owner of any Shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Corporation) or (ii) which are beneficially owned, directly or indirectly (including Shares deemed owned through application of clause (i) above), by (A) its affiliates and associates or (B) any other corporation, Person or entity with which its affiliate or associate has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Shares, and (b) the outstanding Shares shall include Shares deemed owned through application of clauses (i) and (ii) above but shall not include any other Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(c)           This Section shall apply to the following transactions:

(i)            The merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Principal Stockholder.

(ii)           The issuance of any equity securities of the Corporation to any Principal Stockholder for cash (other than pursuant to any automatic dividend reinvestment plan or pursuant to any offering in which such Principal Stockholder acquires securities that represent no greater a percentage of any class or series of securities being offered than the percentage of the same class or series of securities beneficially owned by such Principal Stockholder immediately prior to such offering or, in the case of a class or series not then owned beneficially by such Principal Stockholder, the percentage of Shares beneficially owned by such Principal Stockholder immediately prior to such offering).

(iii)          The sale, lease or exchange of all or any substantial part of the assets of the Corporation to any Principal Stockholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Corporation, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(iv)          The sale, lease or exchange to the Corporation or any subsidiary thereof, in exchange for securities of the Corporation, of any assets of any Principal Stockholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Corporation, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(v)           The purchase by the Corporation or any Person controlled by the Corporation of any Shares of the Corporation from such Principal Stockholder or any person to whom such Principal Stockholder shall have knowingly transferred such Shares other than pursuant to a tender offer available to all stockholders of the same class or series in which such Principal Stockholder or transferee tenders no greater percentage of the Shares of such class or series than are tendered by all other stockholders of such class or series in the aggregate.

(d)           The provisions of this Section shall not be applicable to (i) any of the transactions described in paragraph (c) of this Section if 80% of the continuing directors shall by resolution have approved a memorandum of understanding with such Principal Stockholder with respect to and substantially consistent with such transaction, in which case approval by a

“majority of the outstanding voting securities,” as such term is defined in the 1940 Act, of the Corporation with each class and series of Shares voting together as a single class shall be the only vote of stockholders required by this Section, except to the extent otherwise required by law, the 1940 Act or this Certificate of Incorporation with respect to any one or more classes or series of Shares, in which case the applicable proportion of such classes or series of Shares voting as a separate class or series, as case may be, also will be required, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(e)           The Board of Directors shall have the power and duty to determine for the purposes of this Section on the basis of information known to the Corporation whether (i) a corporation, Person or entity beneficially owns any particular percentage of the outstanding Shares of any class or series, (ii) a corporation, Person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Corporation or any subsidiary thereof constitute a substantial part of the assets of the Corporation and have an aggregate fair market value of less than five percent (5%) of the total assets of the Corporation, and (iv) the memorandum of understanding or agreement referred to in paragraph (d) hereof is substantially consistent with the transaction covered thereby.  Any such determination shall be conclusive and binding for all purposes of this Section.

ARTICLE XII

TERM

Section 12.1           The Corporation is to have perpetual existence.

ARTICLE XIII

AMENDMENTS

Section 13.1           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

INDEMNIFICATION

Section 14.1           Directors and Officers.  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this ARTICLE XIV shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Section 14.2           Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE XIV to directors and officers of the Corporation.

Section 14.3           Non-Exclusive Rights.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE XIV shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 14.4           1940 Act.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE XIV shall be subject to the requirements of the 1940 Act to the extent applicable.

Section 14.5           Repeal or Modification.  Any repeal or modification of this ARTICLE XIV by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XV

SECTION 203(a) OF TITLE 8 OF GCL

Section 15.1           The Corporation expressly elects not to be governed by Section 203(a) of Title 8 of the GCL.

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IN WITNESS WHEREOF, Oaktree Finance Corp. has caused this Certificate to be duly executed in its corporate name this          day of July, 2011.

Oaktree Finance Corp.

By:
Name:
Title: